united states
securities and exchange commission

Washington, D.C. 20549

form 8-k

current report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 18, 2016

Royal Hawaiian Orchards, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

688 Kinoole Street, Suite 121, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 339-0500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Officer.

On May 18, 2016, the board of directors (the “Board”) of Royal Hawaiian Resources, Inc., the Managing General Partner (the “General Partner”) of Royal Hawaiian Orchards, L.P. (the “Partnership”), accepted the resignation of Scott C. Wallace from his positions as the President, Chief Executive Officer, Principal Financial Officer, and Secretary of the General Partner. Mr. Wallace will continue to serve as President, Chief Executive Officer, Treasurer, and Secretary of Royal Hawaiian Macadamia Nut, Inc. (“Royal”), a wholly owned subsidiary of the Partnership, focusing his efforts on the branded products segment of the Partnership’s business.

(c)           Appointment of Officer.

On May 18, 2016, the Board of the General Partner of the Partnership elected Bradford C. Nelson, as the President, Principal Financial Officer, Principal Accounting Officer and Secretary of the Partnership.

Mr. Nelson, 49, has served as a director of the General Partner since October 2009. Since 2010, he has been President and owner of West Sedge, Inc., providing finance and management services to businesses and family offices, including companies owned by the Ebrahimi family and Fred Ebrahimi, the Partnership’s largest unitholder. Mr. Nelson is a CPA and served as an officer of other private and public companies in Colorado from 1994 until 2001, when he joined a company owned by the Ebrahimi family. He received his BSBA in Finance in 1989 and his Masters in Accountancy in 1991 from the University of Denver.

Mr. Nelson did not enter into any plan, contract or arrangement with respect to compensation in connection with his election as an officer of the General Partner. He will continue to receive compensation as a director in accordance with the General Partner’s standard director compensation arrangements as described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

There is no arrangement or understanding between Mr. Nelson and any other persons pursuant to which he was selected as an officer. Mr. Nelson has no family relationship with any director or executive officer of the General Partner, the Partnership or Royal, and has not been involved in any related person transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

(d)           Election of Director.

On May 18, 2016, the Board of the General Partner increased the size of the Board from three to four and appointed Mark W. Harding to fill the vacancy created by such increase. Effective as of May 18, 2016, Mr. Nelson resigned as Chairman of the General Partner’s Audit Committee and Nominating, Governance and Compensation Committee (the “Combined Committee”), and Mr. Harding was appointed as Chairman of the Audit Committee and a member of the Combined Committee of the Board. Mr. Harding was also appointed as a member of the board of directors of Royal on May 18, 2016.

Mr. Harding is the President, Chief Executive Officer, Chief Financial Officer and a director of Pure Cycle Corporation, a publicly traded water and wastewater services provider, where he has served in various capacities for over 26 years. Mr. Harding was responsible for the acquisition and management of Pure Cycle’s agricultural operations, consisting of approximately 16,700 acres of farm land and related water rights, until the sale of Pure Cycle’s farming segment in 2015. Mr. Harding previously worked in investment banking and public finance. Mr. Harding holds a B.S. Degree in Computer Science and a Masters in Business Administration in Finance from the University of Denver.

There is no arrangement or understanding between Mr. Harding and any other person pursuant to which he was selected to serve as a director. Additionally, Mr. Harding has not been involved in any related person transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Harding will receive compensation in accordance with the General Partner’s standard director compensation arrangements as described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

A copy of the news release announcing the recent appointments is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated May 20, 2016

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Hawaiian Orchards, L.P.
(Registrant)
Date: May 20, 2016
	By:	Royal Hawaiian Resources, Inc.,
its Managing General Partner

By:	/s/ Bradford C. Nelson
Bradford C. Nelson, President